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                                                                       Exhibit 2

                                                                  Execution Copy








                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                       AMERICAN SUPERCONDUCTOR CORPORATION

                                       AND

                     APPLIED ENGINEERING TECHNOLOGIES, LTD.

                                       AND

                                  JAMES MAGUIRE




                            DATED AS OF JULY 30, 1997



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                          TABLE OF CONTENTS


                                                                        Page

ARTICLE I

          THE MERGER ...............................................      1

          1.1 The Merger ...........................................      1
          1.2 The Closing ..........................................      1
          1.3 Actions at the Closing ...............................      1
          1.4 Further Assurances ...................................      2
          1.5 Conversion of Shares .................................      3
          1.6 No Further Right .....................................      3
          1.7 Certificate of Incorporation and By-laws .............      3
          1.8 Directors and Officers ...............................      3

ARTICLE II

        AREPRESENTATIONS AND WARRANTIES REGARDING THE
        STOCKHOLDER ................................................      3

        2A.1 Ownership of AET Share ................................      3
        2A.2 Authority .............................................      4
        2A.3 Noncontravention ......................................      4
        2A.4 Investment Representation .............................      4
        2A.5 Pooling Representation ................................      5

ARTICLE IIB

        REPRESENTATIONS AND WARRANTIES REGARDING AET ......... .....      5

        2B.1  Organization, Qualification and Corporate Power ......      5
        2B.2  Capitalization .......................................      6
        2B.3  Authority and Noncontravention .......................      6
        2B.4  Subsidiaries .........................................      7
        2B.5  Financial Statements and Information .................      7
        2B.6  Operation of AET Business ............................      8
        2B.7  Assets ...............................................      8
        2B.8  Intellectual Property ................................      8
        2B.9  Owned Real Property ..................................      9
        2B.10 Real Property Leases .................................      9
        2B.11 Contracts ............................................      9
        2B.12 Books and Records ....................................     10



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        2B.13 Litigation ...........................................  10
        2B.14 Permits and Legal Compliance..........................  10
        2B.15 Tax Matters ..........................................  11
        2B.16 Brokers' Fees ........................................  11
        2B.17 Pooling ..............................................  11
        2B.18 Disclosure ...........................................  11



ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF ASC .....................   12

        3.1 Organization ..........................................   12
        3.2 Capitalization ........................................   12
        3.3 Authorization .........................................   12
        3.4 Noncontravention ......................................   12
        3.5 Reports and Financial Statements ......................   13
        3.6 Litigation ............................................   14
        3.7 Form S-3 ..............................................   14
        3.8 Disclosure ............................................   14

ARTICLE IV

        OTHER AGREEMENTS ..........................................   14

        4.1  Stock Options ........................................   14
        4.2  Expenses .............................................   14
        4.3  Registration Rights ..................................   15
        4.4  Filing Responsibility ................................   17
        4.5  Restriction on Transfer ..............................   18
        4.6  Payment of Outstanding Debt ..........................   18
        4.7  Publication of Financial Results .....................   18
        4.8  Payment of Tax Obligations ...........................   18
        4.9  Escrow ...............................................   18
        4.10 Release of Lease Guarantee ...........................   19


ARTICLE V

        DEFINITIONS ...............................................   19

ARTICLE VI

        INDEMNIFICATION ...........................................   20

        6.1  Indemnification by the Stockholder ...................   20

                                      iii

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        6.2 Indemnification by ASC ................................   21
        6.3 Claims for Indemnification ............................   21
        6.4 Survival ..............................................   22
        6.5 Limitation ............................................   22

ARTICLE VII

        MISCELLANEOUS .............................................   23

        7.1  Press Releases and Announcements .....................   23
        7.2  No Third Party Beneficiaries .........................   23
        7.3  Entire Agreement .....................................   23
        7.4  Succession and Assignment ............................   23
        7.5  Counterparts .........................................   23
        7.6  Headings .............................................   23
        7.7  Notices ..............................................   23
        7.8  Governing Law and Jurisdiction .......................   24
        7.9  Amendments and Waivers ...............................   24
        7.10 Disputes .............................................   25


SCHEDULES AND EXHIBITS

AET Disclosure Schedule
ASC Disclosure Schedule
Exhibit A - Maguire Employment Letter
Exhibit B - Winn Employment Letter
Exhibit C - Promissory Note
Exhibit D - Pledge Agreement
Exhibit E - Form of Release
Exhibit F - Form of Escrow Agreement


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                          AGREEMENT AND PLAN OF MERGER


     Agreement entered into as of July 30, 1997 by and among American Superconductor Corporation, a Delaware corporation ("ASC") and Applied Engineering Technologies, Ltd., a Massachusetts corporation ("AET") and James Maguire (the "Stockholder"). ASC, AET and the Stockholder are referred to collectively herein as the "Parties."

     THIS AGREEMENT CONTEMPLATES A TAX-FREE (PURSUANT TO SECTION 368 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) MERGER OF AET INTO ASC. IN SUCH MERGER, THE STOCKHOLDER, WHO IS THE SOLE STOCKHOLDER OF AET, WILL RECEIVE COMMON STOCK OF ASC IN EXCHANGE FOR HIS CAPITAL STOCK OF AET.

     NOW, THEREFORE, IN CONSIDERATION OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS
FOLLOWS:

                                    ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, AET shall merge with and into ASC (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of AET shall cease and ASC shall continue as the surviving corporation in the Merger. The "Effective Time" shall be the time at which ASC and AET file the Certificate of Merger prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, simultaneously with the execution and delivery of this Agreement (the "Closing Date").

     1.3 ACTIONS AT THE CLOSING. At the Closing:

         (a) The Stockholder and ASC shall execute and deliver an Employment Letter substantially in the form attached hereto as EXHIBIT A (the "Maguire Employment Letter");
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          (b) Peter Winn ("Winn") and ASC shall execute and deliver an
Employment Letter substantially in the form attached hereto as EXHIBIT B (the "Winn Employment Letter");

          (c) the Stockholder shall deliver to ASC certificates evidencing the AET Shares (as defined below) duly endorsed in blank or with stock powers duly executed by the Stockholder;

          (d) ASC shall deliver to the Stockholder certificates for 53,475 shares and 8,000 shares of the ASC Shares (as defined below) other than the Escrow Shares (as defined below);

          (e) ASC shall pay AET an aggregate of $42,000 to AET to be used in connection with the expenses described in Section 4.8 hereof;

          (f) The promissory note in the amount of $178,344.98 made by AET to the Stockholder shall have been surrendered for cancellation to AET as a capital contribution by the Stockholder;

          (g) ASC shall make a loan to the Stockholder in the amount of $80,000 pursuant to a promissory note in the form attached hereto as EXHIBIT C, which promissory note shall be secured by a pledge of 8,000 of the ASC Shares to the Stockholder, such pledge to be substantially in the form attached hereto as EXHIBIT D. The Stockholder shall contribute $54,774 of such loan proceeds to AET immediately prior to the Closing to pay the expenses described in Section 4.8 hereof;

          (h) Each of James Maguire, Cheryl Maguire and Peter Winn shall execute a release in the form attached hereto as EXHIBIT E, acknowledging that ASC will not be liable for back wages owed to any of them at the Closing Date;

          (i) ASC shall hold the Escrow Shares in accordance with and in anticipation of the actions described in Section 4.9 hereof;

          (j) AET and ASC shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

          (k) AET shall file with the Secretary of State of the Commonwealth of Massachusetts Articles of Merger pursuant to Section 79 of Chapter 156(B) of the Massachusetts General Laws; and

          (l) ASC and the Stockholder shall deliver such closing certificates as may be reasonably requested by the other Party.



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     1.4 FURTHER ASSURANCES. At any time and from time to time after the
Closing, at ASC's request and without further consideration, the Stockholder shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take all such other action as ASC may reasonably request to more effectively transfer, convey and assign to ASC, and to confirm ASC's title to, all of the AET Shares, to put ASC in actual possession and operating control of the assets, properties and business of AET, to assist ASC in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

     1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities, the 51,000 shares of common stock, no par value per share, of AET (the "AET Shares") issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive 68,306 shares of common stock, $.01 par value per share, of ASC (the "ASC Shares").

     1.6 NO FURTHER RIGHTS. From and after the Effective Time, no AET Shares shall be deemed to be outstanding, and holders of certificates formerly representing AET Shares shall cease to have any rights with respect thereto, except as provided herein or by law.

     1.7 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of ASC in effect at the Effective Time shall continue to be the Certificate of Incorporation of ASC until further amended in accordance with the provisions of applicable law. The By-laws of ASC in effect at the Effective Time shall continue to be the By-laws of ASC until amended in accordance with the provisions thereof and applicable law.

     1.8 DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of ASC at the Effective Time shall continue in office until the expiration of their respective terms of office and until their successors have been elected and qualified.

                                   ARTICLE IIA

            REPRESENTATIONS AND WARRANTIES REGARDING THE STOCKHOLDER


     Except as set forth in the disclosure schedule of AET attached hereto (the "AET Disclosure Schedule"), the Stockholder represents and warrants to ASC as follows:

     2A.1 OWNERSHIP OF AET SHARES. The Stockholder has good and marketable title to the AET Shares, free and clear of any and all Security Interests (as defined below). The Stockholder has the full right, power and authority to sell, transfer,


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convey, assign and deliver to ASC at the Closing the AET Shares and, upon consummation of the Merger contemplated hereby, ASC will acquire good and marketable title to the AET Shares, free and clear of all Security Interests. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

     2A.2 AUTHORITY. The Stockholder has all requisite power and authority to execute and deliver this Agreement and the Maguire Employment Letter and to perform the Stockholder's obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     2A.3 NONCONTRAVENTION. This Agreement has been duly executed by the Stockholder. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Stockholder is a party, including the Maguire Employment Letter, constitute the valid and legal binding obligations of the Stockholder, enforceable against him in accordance with their respective terms. The execution, delivery and performance by the Stockholder of this Agreement and the agreements provided for herein, and the consummation by the Stockholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both: (i) conflict with, result in a breach of, constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound, (ii) result in the imposition of any Security Interest upon the AET Shares or any AET asset or any asset owned by the Stockholder which is used by AET to operate its business, or (iii) violate any law, rule, regulation, order, writ, injunction, judgment or decree or award of any court, governmental, regulatory or administrative agency (a "Governmental Agency") or arbitrator applicable to the Stockholder, the AET Shares or any AET asset.

     2A.4 INVESTMENT REPRESENTATION. The Stockholder:

          (a) is acquiring the ASC Shares for the Stockholder's own account for investment only, and not with a view to, or for resale in connection with, any distribution or public offering of the ASC Shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act, nor with any present intention of distributing or selling the same in violation of the Securities Act or any rule or regulation thereunder; and the Stockholder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the distribution thereof;



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          (b) has carefully reviewed the ASC Reports (as defined below) and the representations concerning ASC contained in this Agreement, and has made detailed inquiry concerning ASC, its business and its personnel; the officers of ASC have made available to the Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the ASC Shares made hereby and to obtain any additional information that ASC possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information provided by ASC to the Stockholder, in evaluating the suitability of an investment in ASC; and the Stockholder has not relied upon any representations or other information (whether oral or written) other than as set forth in this Agreement;

          (c) understands that the ASC Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that the ASC Shares cannot be sold, transferred or otherwise disposed of unless ASC has received an opinion of counsel from counsel reasonably acceptable to ASC to the effect such shares have been registered under the Securities Act or an exemption from registration is then available; and

          (d) acknowledges that a legend substantially in the following form will be placed on each certificate representing the ASC Shares:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required is delivered to the corporation."

     2A.5 POOLING REPRESENTATION. Since January 1, 1997, the Stockholder has not sold, exchanged, transferred, pledged, disposed or otherwise reduced his risk relative to any AET Shares owned by him in contemplation of this Agreement.

                                   ARTICLE IIB

                  REPRESENTATIONS AND WARRANTIES REGARDING AET

     Except as set forth in AET Disclosure Schedule, each of the Stockholder and AET, jointly and severally, represent and warrant to ASC as follows:

     2B.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. AET is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the Commonwealth of Massachusetts. AET is duly qualified to conduct business and is in corporate and tax good standing under the laws of each

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jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not have a material adverse effect on the business, assets, results of operations or financial condition of AET (an "AET Material Adverse Effect"). AET has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. AET has furnished to ASC true, complete and accurate copies of its Articles of Organization and By-laws, each as amended and as in effect on the date hereof.

     2B.2 CAPITALIZATION. The authorized capital stock of AET consists of 100,000 shares of AET Common Stock, of which 51,000 shares are issued and outstanding. All of the issued and outstanding shares of AET Common Stock are owned of record and beneficially by the Stockholder and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding (a) securities or obligations convertible into or exchangeable for capital stock of AET; (b) options, warrants or other rights to purchase or subscribe for capital stock of AET or securities or obligations convertible into or exchangeable for capital stock of AET; or (c) agreements of any kind relating to the issuance of any capital stock of AET, any such convertible or exchangeable securities or obligations or any such options, warrants or rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to AET. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any AET Shares. All of the issued and outstanding shares of AET Common Stock were issued in compliance with applicable federal and state securities laws.

     2B.3 AUTHORITY AND NONCONTRAVENTION.

          (a) AUTHORITY. AET has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by AET. This Agreement has been duly and validly executed and delivered by AET, and constitutes a valid and binding obligation of AET, enforceable against AET in accordance with its terms.

          (b) NONCONTRAVENTION. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by AET, nor the consummation by AET of the transactions contemplated hereby, will (i) conflict with or violate any provision of the charter or By-laws of AET, (ii) require on the part of AET any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority


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or agency (a "Governmental Entity"), other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of AET or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which AET is a party or by which AET is bound or to which any of their assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have an AET Material Adverse Effect or would not affect the ability of the Parties to consummate the transactions contemplated by this Agreement, (d) result in the imposition of any Security Interest upon any assets of AET or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to AET or any of its properties or assets.

     2B.4 SUBSIDIARIES. AET does not, directly or indirectly, own any stock of, or other equity interest in, any corporation, partnership, trust or other business association.

     2B.5 FINANCIAL STATEMENTS AND INFORMATION.

          (a) AET has previously delivered to ASC (i) its unaudited balance sheet, statement of operations and statement of cash flows as of and for the fiscal year ended December 31, 1996, (ii) its unaudited balance sheet, statement of operations and statement of cash flows as of and for the six-month period ended June 30, 1997 and (iii) its unaudited balance sheet, statement of operations and statement of cash flows as of and for the period ended July 23, 1997. For purposes of this Agreement, such financial statements shall be referred to as the "AET Financial Statements" and the July 23, 1997 balance sheet of AET shall be referred to as the "AET 1997 Balance Sheet." The AET Financial Statements (i) have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except that the unaudited interim financial statements do not contain footnotes and are subject to normal, recurring year-end adjustments which will not be material), and (ii) fairly present, as of the dates and for the periods therein indicated, the financial condition and the results of operations of AET.

          (b) AET has no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, other than (i) the liabilities shown on the AET 1997 Balance Sheet, (ii) liabilities, similar in nature to those shown on the AET 1997 Balance Sheet, which have arisen after the date of the AET 1997 Balance Sheet in the ordinary course of business consistent with past practice (including with respect to


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amount) (the "Ordinary Course of Business"), (iii) contractual liabilities which are not required to be reflected on a balance sheet under GAAP and (iv) liabilities for the transaction expenses permitted under Section 4.2.

          (c) Since July 23, 1997, there has occurred no event or development which has had or may reasonably be foreseen to have in the future an AET Material Adverse Effect.

     2B.6 OPERATION OF AET BUSINESS. Since July 23, 1997, AET has not done, nor has it agreed to do, any of the following:

          (a) repurchased any shares of AET capital stock or any rights, warrants or options to acquire any such shares;

          (b) paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) created, incurred or assumed any debt (including capital lease obligations); assumed, guaranteed, endorsed or otherwise become liable for the obligations of any other person; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

          (d) increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, or paid any bonuses to, its employees; or hired or fired any key employee;

          (e) acquired, sold, leased, encumbered or disposed of any assets, other than (i) purchases and sales of assets in the Ordinary Course of Business;

          (f) made any capital expenditures in excess of $10,000 per item or group of related items; or

          (g) paid any obligation or liability other than payments in the Ordinary Course of Business.

     2B.7 ASSETS. AET owns or leases all tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear and obsolescence) and is suitable for the purposes for which it presently is used. No asset owned by AET (tangible or intangible) is subject to any Security Interest, except as described in Section 2B.7 of the AET Disclosure Schedule.



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     2B.8 INTELLECTUAL PROPERTY. AET owns or has the enforceable right to use all Intellectual Property (as defined below) used in or necessary for the operation of its business as presently conducted ("AET Intellectual Property"). Each item of AET Intellectual Property will be owned or available for use by AET on the same terms and conditions immediately following the Closing. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, customer and mailing lists, designs, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and supplier lists and information and (vi) other proprietary rights relating to any of the foregoing.

     2B.9 OWNED REAL PROPERTY. AET does not own, nor has it ever owned, any real property.

     2B.10 REAL PROPERTY LEASES. Section 2B.10 of the AET Disclosure Schedule lists all leases or subleases of real property to which AET is a party. AET has delivered to ASC true, complete and accurate copies of the leases and subleases (each as amended to date) listed in Section 2B.10 of the AET Disclosure Schedule.

     2B.11 CONTRACTS. Section 2B.11 of the AET Disclosure Schedule lists each of the following contracts to which AET is a party:

          (a) any contract (or group of related contracts) for the lease of personal property from third parties providing for lease payments in excess of $10,000 per annum;

          (b) any contract or purchase commitment (or group of related contracts or purchase commitments) for the purchase of raw materials, commodities, supplies, products or other personal property or for the receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000, or (iii) in which AET has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (c) any contract establishing a partnership or joint venture;

          (d) any contract (or group of related contracts) under which AET has created, incurred, assumed, or guaranteed indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed a Security Interest on any of its assets;



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          (e) any contract concerning confidentiality, non-solicitation or non-competition;

          (f) any contract involving the Stockholder or his affiliates (which for purposes of this Agreement shall mean the members of a person's immediate family or of their spouse's immediate family (including parents, siblings and children) or, with respect to an entity, another entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the entity);

          (g) any contract under which the consequences of a default or termination could have an AET Material Adverse Effect; and

          (h) any other contract (or group of related contracts) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

     AET has delivered to ASC a true, complete and accurate copy of each contract (as amended to date) listed in Section 2B.11 of the AET Disclosure Schedule. With respect to each such contract: (i) the contract is legal, valid, binding and enforceable, and is in full force and effect; (ii) the contract will continue to be legal, valid, binding and enforceable, and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) except as described in Section 2B.11(iii) of the AET Disclosure Statement, neither AET nor, to the knowledge of AET or the Stockholder, any other party to such contract is in breach or default thereof, and, to the knowledge of AET or the Stockholder, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under such contract.

     2B.12 BOOKS AND RECORDS. The corporate minute books, financial and accounting records and other business records of AET are true, complete and accurate in all material respects.

     2B.13 LITIGATION. There is no (a) unsatisfied judgement, order, decree, stipulation or injunction and (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any court or Governmental Entity or before any arbitrator to which AET is a party or, to the knowledge of AET or the Stockholder, is threatened to be made a party.

     2B.14 PERMITS AND LEGAL COMPLIANCE. AET holds all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity that are required for AET to conduct its business as presently conducted, except for those the absence of which would not, individually or in the aggregate, have an AET Material Adverse Effect. AET, and the conduct and operations of its business, are in compliance with all laws (including rules and regulations thereunder) of any federal,


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state, local or foreign government or Governmental Entity which are applicable to AET or its business, except for any violation of, or default under, a law which would not have an AET Material Adverse Effect.

     2B.15 TAX MATTERS.

          (a) AET has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. AET has paid on a timely basis all Taxes which have become due and withheld and remitted on a timely basis any Taxes required to be withheld by it. No unsatisfied deficiencies have been asserted or assessed against AET as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of AET or the Stockholder, threatened. "Tax" and "Taxes" mean all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchises) imposed by the United States of America or any state, local or foreign government, or any agency thereof.

          (b) At all times since its formation through the Closing, AET has been and will be an S Corporation as defined in Section 1361 of the Internal Revenue Code of 1986, as amended.

          (c) AET's liability for Taxes for all periods ending on or before the Closing does not exceed any accruals or reserves (excluding any reserves, accruals or tax assets relating to deferred taxes) for Taxes reflected on the AET 1997 Balance Sheet.

     2B.16 BROKERS' FEES. Neither AET nor the Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2B.17 POOLING. Neither AET nor any of its affiliates, to the knowledge of AET or the Stockholder, has through the date of this Agreement taken or agreed to take any action that would prevent AET and ASC from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

     2B.18 DISCLOSURE. No statement by AET or the Stockholder contained in this Agreement, the AET Disclosure Schedule or any certificate to be delivered by or on behalf of AET or the Stockholder pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Stockholder and AET have disclosed to ASC all material facts pertaining to the transactions contemplated by this Agreement.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF ASC

     Except as set forth in the disclosure schedule of ASC attached hereto (the "ASC Disclosure Schedule"), ASC represents and warrants to the Stockholder as follows:

     3.1 ORGANIZATION. ASC is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. ASC is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties require such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, assets, results of operations or financial condition of the ASC and its subsidiaries, taken as a whole (an "ASC Material Adverse Effect"). ASC has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. ASC has furnished to AET true, complete and accurate copies of the Certificate of Incorporation and By-laws of ASC, each as amended and in effect on the date hereof.

     3.2 CAPITALIZATION. The authorized capital stock of ASC consists of 20,000,000 shares of ASC Common Stock, of which 11,594,484 shares were issued and outstanding as of the close of business on July 24, 1997. All of the issued and outstanding shares of capital stock of ASC are, and the ASC Shares will be when issued pursuant to this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     3.3 AUTHORIZATION. ASC has all requisite corporate power and authority to execute and deliver this Agreement and the Maguire Employment Letter and to perform its obligations hereunder and thereunder. The execution and delivery by ASC of this Agreement and the Maguire Employment Letter and the performance by ASC of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of ASC. This Agreement has been validly executed and delivered by ASC and constitutes a valid and binding obligation of ASC, enforceable against ASC in accordance with its terms.

     3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended, the rules and regulations of any exchange on which the Common Stock of ASC is listed, and the filing of the

Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by ASC, nor the consummation by ASC of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of ASC, (b) require on the part of ASC or any corporation with respect to which ASC, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of ASC or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which ASC is a party or by which ASC is bound or to which any of their assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have an ASC Material Adverse Effect or would not affect the ability of the Parties to consummate the transactions contemplated by this Agreement, (d) result in the imposition of any Security Interest upon any assets of ASC or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ASC or any of its properties or assets.

     3.5 REPORTS AND FINANCIAL STATEMENTS.

          (a) ASC has previously furnished to the Stockholder complete and accurate copies, as amended or supplemented, of its (a) Annual Reports on Form 10-K for the fiscal years ended March 31, 1996 and March 31, 1997, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by ASC under Section 13 of the Exchange Act with the SEC since July 1, 1996 (such reports are collectively referred to herein as the "ASC Reports"). The ASC Reports constitute all of the documents required to be filed by ASC under Section 13 of the Exchange Act with the SEC since July 1, 1996. As of their respective dates, the ASC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited financial statements and unaudited interim financial statements of ASC including the ASC Reports (i) have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange

Act), and (ii) fairly present, as of the dates and for the periods indicated, the financial condition and the results of operations of ASC and its subsidiaries, taken as a whole.

          (c) ASC has no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, other than (i) the liabilities shown on the ASC Reports, (ii) liabilities, similar in nature to those shown on the ASC Reports, which have arisen after March 31, 1997 in the Ordinary Course of Business, (iii) contractual liabilities which are not required to be reflected on a balance sheet under GAAP and (iv) liabilities for the transaction expenses permitted under Section 4.2.

          (d) Since April 1, 1997, there has occurred no event or development which has had or may reasonably be foreseen to have in the future an ASC Material Adverse Effect.

     3.6 LITIGATION. There is no (a) unsatisfied judgement, order, decree, stipulation or injunction or (b) claim, complaint, action, suit, proceeding, hearing or investigation of or in any court or Governmental Entity or before any arbitrator, to which ASC is a party or, to the knowledge of ASC, is threatened to be made a party, which may reasonably be expected to have an ASC Material Adverse Effect.

     3.7 FORM S-3. All requirements for use by the Company of a registration statement on Form S-3 with respect to the resale of the ASC Shares are satisfied.

     3.8 DISCLOSURE. No statement by ASC contained in this Agreement, the ASC Disclosure Schedule or any certificate to be delivered by or on behalf of ASC pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. ASC has disclosed to the Stockholder all material facts pertaining to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                OTHER AGREEMENTS

     4.1 STOCK OPTIONS. ASC hereby agrees that following the Closing it shall grant stock options under its 1996 Stock Option Plan to purchase an aggregate of at least 18,000 shares of ASC Common Stock to the employees of AET designated by the Stockholder.

     4.2 EXPENSES. ASC shall be responsible for its own costs and expenses, including counsel fees, incurred in connection with the transactions contemplated by this Agreement. The Stockholder shall be responsible for his own costs and expenses and the costs and expenses of AET incurred in connection with the transactions contemplated by this Agreement.

     4.3 REGISTRATION RIGHTS.

          (a) REGISTRATION OF SHARES. ASC shall file with the SEC, as promptly as practicable following the Closing, a registration statement on Form S-3 covering the resale to the public by the Stockholder of the ASC Shares (the "Stockholder Registration Statement"). ASC shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, PROVIDED that the Stockholder Registration Statement shall not be declared effective until after financial results covering at least 30 days of combined operations of the Stockholder and ASC after the Closing shall have been publicly released. ASC shall cause the Stockholder Registration Statement to remain effective for at least one month after the date on which the Stockholder Registration Statement is declared effective or such earlier time as all of the ASC Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

          (b) LIMITATIONS ON REGISTRATION RIGHTS.

               (i) ASC may, by written notice to the Stockholder, for a period of up to 45 days from the date of written notice, except in the case of Subsection 4.3(b)(i)(B)(z) below, for which there shall be no time limit, (A) delay the filing or effectiveness of the Stockholder Registration Statement or
(B) suspend the Stockholder Registration Statement after effectiveness and require that the Stockholder immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (x) ASC files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities, (y) ASC is engaged in any activity or transaction that ASC desires to keep confidential for business reasons, if ASC determined in good faith that the public disclosure requirements imposed on ASC under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations or (z) ASC is ineligible for use of a Form S-3.

               (ii) If ASC delays or suspends the Stockholder Registration Statement or requires the Stockholder to cease sales of shares pursuant to paragraph (a) above, ASC shall, as promptly as practicable following the termination of the circumstances which entitled ASC to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to the Stockholder authorizing him to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, ASC shall enclose such revised prospectus with the notice to the Stockholder given pursuant to this paragraph (ii), and the Stockholder shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

          (c) REGISTRATION PROCEDURES.

               (i) In connection with the filing by ASC of the Stockholder Registration Statement, ASC shall furnish to the Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

               (ii) ASC shall use its best efforts to register or qualify the ASC Shares covered by the Stockholder Registration Statement under the securities laws of such states as the Stockholder shall reasonably request; PROVIDED, HOWEVER, that ASC shall not be required in connection with this paragraph (ii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

               (iii)If ASC has delivered preliminary or final prospectuses to the Stockholder and after having done so the prospectus is amended to comply with the requirements of the Securities Act, ASC shall promptly notify the Stockholder and, if requested by ASC, the Stockholder shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to ASC. ASC shall promptly provide the Stockholder with revised prospectuses and, following receipt of the revised prospectuses, the Stockholder shall be free to resume making offers and sales under the Stockholder Registration Statement.

               (iv) ASC shall pay the expenses incurred by it in complying with its obligations under this Section 4.3, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for ASC, and fees and expenses of accountants for ASC, but excluding (A) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholder in connection with sale sunder the Stockholder Registration Statement and (B) the fees and expenses of any counsel retained by the Stockholder.

          (d) REQUIREMENTS OF THE STOCKHOLDER. ASC shall not be required to include any ASC Shares in the Stockholder Registration Statement unless:

               (i) the Stockholder furnishes to ASC in writing such information regarding such Stockholder as ASC may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

               (ii) the Stockholder shall have provided to ASC its written agreement:

                    (A) to indemnify ASC and each of its directors and officers against, and hold ASC and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which ASC or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by the Stockholder furnished pursuant to this Section 4.3(c); and


                    (B) to report to ASC sales made pursuant to the Stockholder Registration Statement.

          (e) ASC agrees to indemnify and hold harmless the Stockholder against any losses, claims, damages, expenses or liabilities to which the Stockholder may become subject by reason of any untrue statements of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to ASC by or on behalf of the Stockholder for use in the Stockholder Registration Statement. ASC shall have the right to assume the defense and settlement of any claim or suit for which ASC may be responsible for indemnification under this Section 4.3(e).

          (f) ASSIGNMENT OF RIGHTS. The Stockholder may not assign any of its rights under this Section 4.3 except in connection with the transfer of some or all of the ASC Shares to a child or spouse, or trust for their benefit, PROVIDED that each such transferee agrees in a written instrument delivered to ASC to be bound by the provisions of this Section 4.3.

     4.4 FILING RESPONSIBILITY.

          (a) The Stockholder shall prepare and file all income tax returns for AET for any taxable period ending on or before the Closing Date;

          (b) ASC shall file all other returns with respect to AET;

          (c) With respect to any tax returns for taxable periods ending before the Closing Date, the Stockholder shall consult with ASC concerning each such return. The Stockholder shall provide ASC with a copy of each proposed tax return at least 15 days prior to the filing of such tax return, and ASC may provide comments thereon, which comments shall be delivered within seven days of receiving such copies; and

          (d) ASC and the Stockholder shall cooperate in the preparation of all tax returns and audits for any tax periods for which one party could reasonably require the assistance of the other party in obtaining the necessary information.

     4.5 RESTRICTION ON TRANSFER. The Stockholder will not sell, exchange, transfer, pledge, dispose or otherwise reduce his risk relative to any ASC Shares or any part thereof owned by him until such time after the Effective Time as financial results covering at least thirty (30) days of the combined operations of ASC and AET after the Closing have been filed by ASC with the Securities and Exchange Commission or published by ASC in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly or monthly earnings release, a press release, a registration statement, or other public issuance which includes combined sales and income of ASC and AET (the "Financial Results").

     4.6 PAYMENT OF OUTSTANDING DEBT AND RELEASE OF GUARANTEES. Within 10 business days of the Closing, ASC shall pay and terminate, on behalf of AET, AET's current line of credit with Eastern Bank in the amount of $50,000, AET's current working capital loan with Eastern Bank in the amount of $19,166.67, and AET's line of credit with American Express Small Business Service in the amount of $10,000. ASC and the Stockholder agree to work together with Eastern Bank and American Express Small Business Service to cancel the promissory notes and other debt documents and release the guarantees made by the Stockholder.

     4.7 PUBLICATION OF FINANCIAL RESULTS. ASC agrees to use its best efforts to publish Financial Results by September 30, 1997.

     4.8 PAYMENT OF TAX OBLIGATIONS. Within 5 business days after the Closing, ASC will cooperate with the Stockholder to cause AET to use the proceeds received by AET pursuant to Sections 1.3(e) and (g) to pay up to $91,092 of federal and state payroll taxes due from AET prior to the date of the Closing and up to $5,682 to pay AET's accounting fees and 1997 Massachusetts corporate excise taxes. Subject to such payments, the Stockholder agrees to pay all Taxes owed by AET with respect to periods prior to the Closing in excess of any accruals or reserves (excluding any reserves, accruals or tax assets) for taxes reflected on the AET 1997 Balance Sheet.

     4.9 ESCROW. Upon the Closing, ASC will hold and not transfer to the Stockholder 6,831 ASC Shares. As promptly as possible after the Closing Date, ASC shall deposit with the Escrow Agent such ASC Shares issuable to the Stockholder pursuant to Section 1.5 (the "Escrow Fund"), for the purpose of securing the indemnification obligations of the Stockholder as set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Parties agree to execute an Escrow Agreement substantially in the form attached hereto as EXHIBIT F with such changes as the contracting parties may agree upon. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     4.10 RELEASE OF LEASE GUARANTEE. ASC agrees to use its best efforts to obtain the release of the Stockholder from the Stockholder's guaranty of the lease dated December 29, 1992 of the premises at 155-B New Boston Street, Woburn, MA as promptly as practical after the Closing Date. For so long as ASC is unable to obtain such release, ASC agrees that it will not extend such lease without the Stockholder's consent and it will reimburse the Stockholder for any costs or expenses incurred by the Stockholder with respect to such guarantee for any periods following the Closing Date, subject to the Stockholder's indemnification obligations as set forth in Article VI.

                                    ARTICLE V

                                   DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term                                               Section
------------                                               -------

AET                                                        Preliminary Statement
AET 1997 Balance Sheet                                     2B.5(a)
AET Disclosure Schedule                                    Article IIB
AET Financial Statements                                   2B.5(a)
AET Intellectual Property                                  2B.10(a)
AET Material Adverse Effect                                2B.1
AET Related Party Transactions                             2B.26
AET Shares                                                 1.5
ASC                                                        Preliminary Statement
ASC Common Stock                                           Preliminary Statement
ASC Disclosure Schedule                                    Article III
ASC Material Adverse Effect                                3.1
ASC Reports                                                3.5
ASC Shares                                                 1.5
Agreed Amount                                              5.3(a)
Certificate of Merger                                      1.1
Closing                                                    1.2

Defined Term                                               Section
------------                                               -------

Closing Date                                               1.2
Effective Time                                             2A.5
Financial Results                                          4.5
GAAP                                                       2B.5(a)
Governmental Entity                                        2B.3
Holdings                                                   2B.12(b)
Indemnified Party                                          5.3(a)
Maguire Employment Letter                                  1.3
Merger                                                     1.1
Ordinary Course of Business                                2B.3
Parties                                                    Preliminary Statement
Permits                                                    2B.25
Personal Property                                          2B.8(b)
Purchase Price                                             1.2
Real Property                                              2B.12(b)
Securities Act                                             2A.4(a)
Security Interest                                          2A.1
Stockholder                                                Preliminary Statement
Subsidiary                                                 3.4
Tax, Taxes                                                 2B.15
Winn Employment Letter                                     1.4(b)


                                   ARTICLE VI

                                 INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE STOCKHOLDER. The Stockholder shall indemnify ASC in respect of, and hold ASC harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by ASC or any officer or director thereof resulting from, relating to or constituting:

          (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of AET or the Stockholder contained in this Agreement;

          (b) any failure of the Stockholder to have good, valid and marketable title to the issued and outstanding AET Shares held by the Stockholder, free and clear of all liens, claims, pledges, options, adverse claims or charges of any nature whatsoever;

          (c) all liabilities resulting from any claim by a stockholder or former stockholder of AET or any other person, firm, corporation or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any share of stock interests of AET; (ii) any rights of a stockholder, including any option or preemptive rights or rights to notice or to vote, but excluding dissenter's rights; (iii) any rights under the Articles of Organization, By-laws, or other organizational document of AET; or (iv) any claim that his, her or its shares were wrongly repurchased by AET; or

          (d) all liabilities resulting from the failure of the Stockholder to have any back wages owed to any AET employees at the date of Closing paid in full as of the date of Closing or to have the taxes and expenses described in
Section 4.8 hereof.


     6.2 INDEMNIFICATION BY ASC. ASC shall indemnify the Stockholder in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Stockholder or any officer or director of AET resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of ASC contained in this Agreement.

     6.3 CLAIMS FOR INDEMNIFICATION.

          (a) A Party entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification to the party from which indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Within 15 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party, provided the Indemnifying Party acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such action, suit or proceeding constitute Damages for which the Indemnified Party shall be entitled to indemnification pursuant to this Article VI. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

          (b) Notwithstanding the provisions of Section 6.3(a), if a third party asserts (other than by means of a lawsuit) that ASC is liable to it for a monetary or other obligation which may constitute or result in Damages for which ASC may be entitled to indemnification pursuant to this Article VI, and ASC reasonably determines that it has a valid business reason to fulfill such obligation, then (i) if time is of the essence, ASC shall be entitled to satisfy such obligation, without prior notice to or consent from the Stockholder (however ASC shall use its reasonable best efforts to give notice to and consult with the Stockholder prior to acting on the obligation, whenever practicable),
(ii) ASC may make a claim for indemnification pursuant to this Article VI in accordance with the provisions of this Section 6.3, and (iii) ASC shall be reimbursed, in accordance with the provisions of this Section 6.3, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Stockholder to dispute ASC's entitlement to indemnification or the amount for which it is entitled to indemnification).

          (c) Promptly following delivery of a written notice from the Indemnified Party which contains (i) a description of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages, the Indemnifying Party shall pay such amount to the Indemnified Party, by check or by wire transfer.

     6.4 SURVIVAL. The representations and warranties of AET and the Stockholder set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until 365 days after the Closing and shall not be affected by any examination made for or on behalf of ASC or the knowledge of any of ASC's officers, directors, stockholders, employees or agents. Notwithstanding the foregoing, the representations and warranties contained in Section 2B.14 relating to compliance with legal matters and 2B.15 relating to tax matters shall survive the Closing and the consummation of the transactions contemplated thereby and continue until the expiration of the applicable statute of limitations.

     6.5 LIMITATIONS. Notwithstanding anything to the contrary herein, the aggregate liability for Damages under this Article VI shall not exceed the Escrow Fund.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 PRESS RELEASES AND ANNOUNCEMENTS. For the first press release after the Closing, neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without first giving the other Parties the opportunity to review and comment.

     7.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     7.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.

     7.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     7.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     7.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      7.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      IF TO THE STOCKHOLDER:          WITH A COPY TO:

      At the address set forth on     Goodwin, Procter & Hoar L.L.P.
      the signature page hereto       Exchange Place
                                      Boston, MA  02109
                                      Attn:  Paul W. Lee, Esq.

      IF TO ASC:                       WITH A COPY TO:

      American Superconductor          Hale and Dorr LLP
        Corporation                    60 State Street
      2 Technology Drive               Boston, MA  02109
      Westborough, MA  01850           Attn:  Patrick J. Rondeau, Esq.
      Attn:  President

     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     7.8 GOVERNING LAW AND JURISDICTION.

          (a) This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

          (b) Each of the Parties (i) submits to the jurisdiction of any state or federal court sitting in Massachusetts in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and
(iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.8. Nothing in this Section 7.8 however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

     7.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by ASC and the Stockholder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     7.10 DISPUTES. The Parties agree that, in the event of a dispute under this Agreement, the Parties shall negotiate in good faith for a period of sixty
(60) days after written notice of such dispute has been given to the other Party or Parties, as the case may be. In the event that such dispute is not resolved within such 60 day period, the Parties are free to seek all other available remedies.


             [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                         AMERICAN SUPERCONDUCTOR CORPORATION


                                         By:
                                             ----------------------------------
                                         Name:
                                         Title:


                                         APPLIED ENGINEERING TECHNOLOGIES, LTD.


                                         By:
                                             ----------------------------------
                                         Name:
                                         Title:


                                         THE STOCKHOLDER:

                                         --------------------------------------
                                         JAMES MAGUIRE
                                         Address:
                                                 ------------------------------

                                                 ------------------------------



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